EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of our report dated July 29, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Lawson Software, Inc., which appears in Lawson Software Inc.’s Annual Report on Form 10-K for the year ended May 31, 2005.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 24, 2006